Exhibit 10.3

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made and entered into by and between Ryan Hanks (“Hanks”) and Trade Street Residential, Inc., a Maryland corporation, including its affiliates, parent entities and subsidiaries (“Company”). For purposes hereof, Hanks and the Company shall be collectively referred to herein as the “Parties,” and individually, as a “Party.”

WHEREAS, Company has employed Hanks as the Chief Investment Officer and interim Chief Operating Officer of the Company in accordance with that certain Employment Agreement dated April 7, 2014, by and between the Company and Hanks (“Employment Agreement”); and

WHEREAS, Hanks and the Company have reached the agreement set forth herein regarding the terms of Hanks’s termination of his employment with the Company and the termination of his Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Hanks and Company, hereby intending to be legally bound, agree as follows:

1.          Recitals. The recitals set forth above are true and correct and are incorporated herein by reference.

2.          Termination of Employment. Hanks’s termination of employment with the Company shall be effective at 5:00 p.m. Eastern Standard Time on November 3, 2014 (the “Separation Date”). Effective on the Separation Date, Hanks will be deemed to have (i) resigned his position as Chief Investment Officer of the Company, (ii) resigned his position as interim Chief Operating Officer of the Company, (iii) resigned from any other position as an officer, director or fiduciary of the Company and any Company-related entity, and (iv) terminated all other employee, agency, lessor, sublessor, licensor, sublicensor and other vendor relationships with the Company. Hanks warrants and represents that he has returned, or will promptly hereafter return, to Company all property of Company in his possession, custody, or control, including, but not limited to, files (paper and electronic) and other documents, client records, working papers, reports, computers and other hardware or software, access cards, office keys, and all other Company property (tangible or intangible) of any nature.

3.          Cooperation.

a.	After the Separation Date, Hanks agrees to make himself available, upon reasonable request and at no cost to the Company (other than expense reimbursement), to the Company, its external and internal auditors, and representatives to a reasonable extent for the purpose of providing information and cooperating with respect to pending or future investigations, audits, and inquiries on matters in which Hanks was involved during his tenure as Chief Investment Officer and/or interim Chief Operating Officer of the Company and/or about which Hanks has knowledge.

b.	For the period ending on the earlier of (i) November 3, 2015 and (ii) the occurrence of a Change in Control (as defined Company’s 2013 Equity Incentive Plan, as amended (the “Plan”)), Hanks agrees to make himself available, upon reasonable request and at no cost to the Company (other than expense reimbursement), to the Company and any affiliates to a reasonable extent (provided it does not interfere with Hank’s employment or other service obligations to third parties) for the purpose of providing transitional advisory and consultancy services and cooperating with the Company on an as-needed basis. Any such services will be provided as an independent contractor, and not as an employee of the Company.

4.          Payments & Benefits to Hanks. In consideration of Hanks’s obligations and undertakings under this Agreement, the Company agrees as follows:

a.	Vesting of Restricted Stock. Effective at the Separation Date, 44,150 shares of restricted common stock, par value $0.01 per share, of the Company (“Common Stock”) awarded to and in the name of Ryan Hanks on May 16, 2013, and 30,992 shares of restricted Common Stock awarded to and in the name of Ryan Hanks on May 16, 2014 (together, the “Restricted Shares”) shall vest in full; provided, however, that this number of shares of Common Stock otherwise to be issued and delivered to Mr. Hanks shall be reduced, in accordance with Section 14.4 of the Plan, to cover any tax withholding obligations applicable to the vesting of the Restricted Shares. The Company shall, upon request of Hanks, issue and deliver one or more certificates evidencing the 75,142 shares of Common Stock, without any restrictive legend thereon referencing any vesting of such shares. All other shares of restricted Common Stock and any other equity-based awards shall be forfeited effective at the Separation Date.

b.	Indemnification. That certain Indemnification Agreement between the Company and Hanks dated as of August 10, 2012 shall remain in full force and effect for acts and conduct by Hanks up to and including the Separation Date.

5.          Release.

a.	In consideration of the payments and other benefits to be provided by the Company to Hanks after the Separation Date, Hanks, for himself and his heirs, executors, administrators, personal representatives, and assigns, hereby irrevocably and unconditionally forever releases and discharges Company, its past and present shareholders, officers, directors, partners, managers, members, attorneys, consultants, agents, employees, subsidiaries, parent corporations, affiliated or related entities and its or their past and present shareholders, officers, directors, agents, employees and all of the successors, assigns, and legal representatives of the foregoing (collectively, “Releasees”) of and from, any matter or thing occurring in whole or in part through the date hereof, any and all rights, claims, grievances, arbitrations, liabilities or causes of action (“Claims”) which Hanks has asserted, could assert or which could be asserted on his behalf (1) arising from Hanks’s relationship to, employment with or service as an employee, officer, director, or manager of the Company or its subsidiaries and affiliates prior to the date of execution and delivery of this Agreement, including his separation from such employment; provided, however, that Hanks does not release or discharge any claim that Hanks may have for or in respect of indemnification or advancement of expenses pursuant to any indemnification agreement between Hanks and the Company or pursuant to the Company’s organizational documents or applicable state law or (2) arising under the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the ADA Amendments Act of 2008, the Genetic Information Nondiscrimination Act, the Florida Human Rights Act of 1977, the Florida Civil Rights Act of 1992, Section 760.50 of the Florida Statutes, the Miami-Dade County Code, and the wage and discrimination laws of the United States or any State of the United States or any other country and their subdivisions, including any state or local law, ordinance, regulation or rule, all of the foregoing as heretofore or hereafter amended, or any court decree, heretofore or hereafter promulgated. To the extent permitted by law, Hanks also waives any and all rights under the laws of any jurisdiction in the United States that would limit the foregoing release and waiver of which he had knowledge as of the date hereof. Hanks recognizes that, among other things, he is releasing Releasees of and from any and all claims he might have against Releasees for retaliation of any kind, pain and suffering, emotional distress, defamation, libel, slander and for discrimination based on age, gender, national origin, race, religion, disability, sexual orientation, or veteran status. Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not encompass, and Hanks does not release, waive or discharge, the obligations of the Company, or the rights of Hanks, under (i) any indemnification or similar agreement with Hanks or (ii) under this Agreement.

b.	The Company, on behalf of itself and its affiliates and each of their respective officers, directors, partners, shareholders, employees, and agents, hereby releases and forever discharges Hanks from any and all claims whatsoever up to the date hereof that it had, may have had, now have or may have for or by reason of any claim arising out of or attributable to Hank’s employment or the termination of your employment with the Company, or pursuant to any, United States federal, state, or local law or regulation. Company agrees to indemnify and hold Hank harmless from and against any claim, grievance, loss, damage, liability, cost or expense, including without limitation, reasonable attorneys’ fees by reason of Company’s breach of this Agreement, representations, warranties, and covenants made under this Agreement.

c.	Hanks warrants and represents that he has not heretofore assigned or transferred to any person or entity any of the Claims released hereunder, nor has he filed any grievance, charge or complaints against Company with any governmental or administrative agency or court. Hanks agrees to indemnify and hold the Releasees harmless from and against any Claims, including without limitation, reasonable attorneys’ fees by reason of Hanks's breach of this Agreement, including representations, warranties, and covenants made under this Agreement.

d.	The Parties acknowledge that this Agreement is an important legal document and that each of them has been requested to sign this document in connection with Hanks’ separation from Company. The Parties acknowledge that each of them: (i) has read this Agreement in its entirety, (ii) is competent to execute this Agreement, (iii) Hanks has executed this Agreement knowingly and voluntarily and without reliance upon any statement or representation of any Releasee or its representatives, (iv) has been advised to, and has had ample opportunity if so desired, to discuss this Agreement with his own attorney for assistance and advice concerning this Agreement, (v) the terms of this Agreement have been negotiated, (vi) understands the terms of this Agreement and their legal effects, and (vii) understands that the terms of this Agreement are enforceable. Hanks further covenants, warrants, and represents that he or it, as applicable, has entered into this Agreement freely and voluntarily.

e.	The Parties further agree without any reservation whatsoever that neither of them (i) shall sue the other Party or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released herein or (ii) become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released herein.

f.	Hanks hereby waives any right to monetary recovery or individual relief should any federal, state, or local agency (including the Equal Employment Opportunity Commission) pursue any claim on Hanks’s behalf arising out of or related to Hanks’s employment with and/or separation from employment with the Company.

6.          No Admission. The Parties agree that this Agreement does not constitute an admission by the Company or Hanks of any: (a) violation of any statute, law, regulation, order or other applicable authority; (b) breach of contract, actual or implied; or (c) commission of any tort.

7.          Non-Solicitation; Non-Disparagement. Hanks hereby covenants and agrees that for a period of one (1) year following the Separation Date, he shall not directly or indirectly induce or encourage any employee of the Company or affiliated entities to leave the employ of the Company or affiliated entities. Each of the Parties hereto agrees not to disparage the other or the other’s officers, directors, employees, attorneys, agents, consultants or representatives (or, in the case of the Company, any of its products or services); provided, that the foregoing shall not prohibit Hanks or the Company from making any general competitive statements or communications about the other or their respective businesses in the ordinary course of competition. Further, Hanks agrees and understands that any violation of this provision will void this Agreement and Hanks will be required to return or repay to the Company any and all consideration received under this Agreement.

8.          Standstill. For a period of four (4) years from and after the Separation Date, Hanks shall not:

a.	make any shareholder proposal, or “solicit” any “proxy” (as such terms are defined under Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a-1(1)(2), or in any way participate in, any such “solicitation” of “proxies” to vote, or seek to advise or influence any person or entity with respect to the election of any director of the Company;

b.	make any unsolicited offer, submit any unsolicited letter to the Company or the Board or any member or committee thereof or any officer of the Company, or otherwise make or participate in the making of any proposal, in each case to acquire, whether by merger, share exchange or otherwise, substantially all of the stock or assets of the Company;

c.	seek representation on the Board or a change in the composition of the Board or otherwise submit any nominee to serve on the Board; or

d.	bring, or participate in the bringing, of any action by or in the right of the Company against any then-sitting current or former director of the Company, or bring, or participate in the bringing, of any action or otherwise act to contest the validity of this Section 8.

9.          Confidentiality. The Parties hereto agree to keep the existence and terms of this Agreement and the circumstances of Hanks’s separation from the Company confidential, except as required to be disclosed by the regulations of the Securities and Exchange Commission or the listing rules of the NASDAQ Global Market. Hanks specifically agrees not to discuss the existence or terms of this Agreement with any third party except for his spouse, legal counsel and financial and legal advisors. Hanks acknowledges that during the course of Hanks’s employment and/or service on the Board he has had access to and/or the Company has disclosed to him information relating to the nature and operation of the Company’s business, the Company’s manner of operation, its financial condition, its business operations, it business and marketing plans and pricing methods (hereinafter “Confidential Information”). Hanks agrees that he will retain in confidence such Confidential Information and that Hanks will not, either directly or indirectly, use, reveal, disclose, publish, communicate or divulge any such Confidential Information to any other person or entity for any purpose whatsoever except as required by law. Hanks expressly agrees that he shall keep secret and confidential all such Confidential Information, except: (i) as authorized by the Company in writing or as required by law; (ii) as required to comply with a court order, subpoena, or demand of a governmental entity; (iii) to the extent that such information has become available to the public through no fault of Hanks nor by any breach by Hanks of the provisions of this Agreement.

10.         Access to Office; Conduct. Up to and including November 3, 2014, Hanks shall be allowed access to the Company’s offices between the hours of 10:00 a.m. and 2:00 p.m. Eastern Standard Time. During any period that Hanks shall be present in the Company’s offices, he shall conduct himself in a professional manner and with a demeanor that fosters a collegial work environment. For the avoidance of doubt and without limiting the generality of the foregoing sentence, during any period that Hanks is present in the Company’s offices, Hanks shall not discuss any business with any Company employee, engage in any verbal communication with any Company employee except friendly pleasantries or physically touch, physically or mentally intimidate or otherwise threaten any Company employee. If Hanks shall violate this provision, the Company shall have the right to expel him from the Company’s office, and he shall not be readmitted at any time for any reason without the consent of the Company’s chairman.

11.         No Other Compensation. Hanks acknowledges and agrees that the payments and benefits provided pursuant to this Agreement are in compromise and full discharge of any and all liabilities and obligations of the Company to Hanks as of Separation Date, monetarily or with respect to employee benefits or otherwise, including, but not limited to, any and all obligations of the Company arising under the Employment Agreement or any other alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between Hanks and the Company.

12.         Binding Effect. All terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective administrators, executors, other legal representatives, heirs, successors and permitted assigns.

13.         Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys' fees and expenses, court costs and all expenses even if not taxable as court costs (including, but not limited to, all attorneys' fees and expenses incident to any appeals), incurred in that action or proceeding, in addition to any other relief to which such Party or Parties may be entitled.

14.         Entire Agreement. This Agreement (together with the agreements and documents expressly referenced herein) represents the entire understanding and agreement between the Parties with respect to the subject matter discussed in this Agreement, and supersedes all other negotiations, understandings and representations (if any) made by and between such Parties with respect to such subject matter, including the Employment Agreement, which shall be terminated as of the Separation Date. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected thereby.

15.         Counterparts. This Agreement may be executed in one or more counterparts, and counterparts may be exchanged by electronic transmission (including by email), each of which will be deemed an original, but all of which together will constitute one and the same instrument.

16.         Opportunity for Independent Representation. Hanks hereby acknowledges and agrees that he has been given the opportunity, if so desired, to seek independent counsel for review and advice in connection with his rights, remedies and obligations under this Agreement.

17.         Section 409A. To the extent that any reimbursement of expenses provided pursuant to Section 3 hereof constitutes a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, such reimbursement shall be made in accordance with Treasury Regulation 1.409A-3(i)(1)(iv), which requires that (a) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year, (b) any reimbursement or payment of an expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (c) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.

18.         Governing Venue and Submission to Jurisdiction. This Agreement shall be governed by the laws of the State of Maryland. Any suit, action or other legal proceeding arising out of, or relating to, this Agreement shall be brought in a court of competent jurisdiction located in Baltimore, Maryland having subject matter jurisdiction thereof and both Parties agree to submit to the jurisdiction of such forum.

19.         Notices. All notices, demands, requests and replies required or permitted by this Agreement shall be in writing and shall be deemed given when delivered in person or on the third (3rd) business day following the date of mailing if sent by first-class mail, postage prepaid, return receipt requested, addressed as follows:

(a)	if to the Company:	Trade Street Residential, Inc.
Attention: Chief Executive Officer
19950 W. Country Club Drive
Suite 800
Aventura, FL 33180

(b)	if to Hanks:	Ryan Hanks
2720 Bridle Brook Way Charlotte, NC 28270

PLEASE READ CAREFULLY. THIS DOCUMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

The undersigned, Ryan Hanks, hereby represents that he has executed this Agreement for the purposes and the consideration expressed herein, and that he has carefully read this Agreement, has had adequate time and opportunity to consider and understand its meaning and effect, and, if he so desired, discussed it with any person of his choice, including his attorney, and that he has voluntarily executed it as such.

The undersigned Parties, intending to be legally bound, have executed this Agreement as of the day and year first above written.

EMPLOYEE		TRADE STREET RESIDENTIAL, INC.

By:	/s/ Ryan Hanks	By:	/s/ Richard Ross
Ryan Hanks

		Print Name:	Richard Ross

		Title:	Chief Executive Officer

Date:	October 23, 2014	Date:	November 3, 2014

[Signature Page to Separation Agreement and Release]